Exhibit 5.1

June 21, 2019

CannTrust Holdings Inc.

3280 Langstaff Road, Unit 1

Vaughan, Ontario L4K 4Z8

Canada

Dear Sirs/Mesdames:

Re:	CannTrust Holdings Inc. – Registration Statement on Form S-8

At your request, we have examined the form of Registration Statement on Form S-8 (the “Registration Statement”) being filed by CannTrust Holdings Inc. (the “Company”) with the United States Securities and Exchange Commission in connection with the registration under the United States Securities Act of 1933, as amended (the “Act”), of 14,122,255 common shares of the Company (the “Award Shares”), issuable under the Company’s 2019 Omnibus Incentive Plan (effective June 20, 2019) (the “Plan”).

For the purpose of this opinion, we have made such investigations and examined the originals, or duplicate, certified, conformed, facsimiled or photostatic copies of such corporate records, agreements, documents and other instruments and have made such other investigations as we have considered necessary or relevant for the purposes of this opinion. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers, or other representatives of the Company, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, electronic, or facsimile copies and the authenticity of the originals of such documents. In making our examination of executed documents or documents which may be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties, of such documents and that such documents constitute or will constitute valid and binding obligations of the parties thereto.

In connection with our opinion expressed below, we have assumed that, at or prior to the time of the issuance of any such Award Shares, the authorization to issue the Award Shares pursuant to the Plan will not have been modified or rescinded by the Board of Directors of the Company and there will not have occurred any change in law affecting the validity or enforceability of such issuance of Award Shares. We have also assumed that neither the issuance of the Award Shares, nor the compliance by the Company with the terms of the Plan, will violate any applicable federal, provincial or state law or will result in a violation of any provision of any instrument or agreement then binding upon the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company.

Whenever our opinion refers to securities of the Company, whether issued or to be issued, as being “fully paid and non-assessable” or “fully paid”, such opinion indicates that the holder of such securities cannot be required to contribute any further amounts to the Company by virtue of its status as holder of such securities, either in order to complete payment for the securities, to satisfy claims of creditors or otherwise. No opinion is expressed as to actual receipt by the Company of the consideration for the issuance of such securities or as to the adequacy of any consideration received.

We are solicitors qualified to practice law in the Province of Ontario only, and we have made no investigation and express no opinion as to the laws of any jurisdiction, or as to any matters governed by the laws of any jurisdiction, other than the laws of the Province of Ontario and the laws of Canada applicable therein, all as in effect as at the date hereof. The opinions set forth in this opinion letter are expressed as of the date of this opinion letter and are based on the facts and law in existence on the date hereof. We undertake no obligation to advise you of changes of law or fact that occur after the date of this opinion letter, or of any other matter which comes to our attention hereafter. This opinion is limited to the matters expressly set forth herein and no opinion is implied or may be inferred beyond the matters set forth herein.

Opinions

Based on and relying upon, and subject to each and all of the assumptions, qualifications and considerations set forth in this opinion letter, as of the date hereof, we are of the opinion that the Award Shares will, at the time of their issuance upon the due and proper exercise of awards granted under the Plan in accordance with the terms of the Plan, be validly issued and outstanding as fully paid and non-assessable common shares of the Company.

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under the Act or the rules and regulations promulgated thereunder.

This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in the laws of Canada.

This opinion is provided solely for the benefit of the addressee of this opinion in connection with the filing of the Registration Statement. This opinion may not be relied upon by anyone else or used for any other purpose without our prior written consent.

Yours very truly,

/s/ Fogler, Rubinoff LLP